Exhibit 35.4

225 Franklin Street 18th Floor Boston, MA 02110 T 877.526.3562 ngkf.com

Officer’s Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Primary Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.	A review of the activities of the Primary Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 31st day of January, 2019.

Berkeley Point Capital LLC d/b/a Newmark Knight Frank

Ronald Steffenino Senior Managing Director, Servicing and Asset Management

BPC d/b/a NKF Primary Servicer for Midland

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer:

COMM 2014-CCRE 17

COMM 2014-GC24

COMM 2015-CCRE23

COMM 2015-GC30

COMM 2015-LC19

CGCMT 2016-C3

CCRESG 2016 HEAT

CGCMT 2017-C4

BMARK 2018 B3

UBS 2018 C12

UBS 2018 C8

MSCI 2018 H4

COMM 2014-CCRE19

COMM 2014-UBS4

COMM 2015 CCRE27

GSCCRE 2015-HULA

COMM 2015-LC21

CFCRE 2016-C7

CCUBS 2017-C1

UBS 2017-C5

MSCI 2018 L1

UBS 2018 C14

UBS 2018 C9

BPC d/b/a NKF Primary Servicer for Midland